July 29, 1996




Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, NW
Stop 1-4
Washington, D.C. 20549-1004

Attention:  Filing Desk

RE:  Thiokol Corporation
     Commission File No. 1-6179
     Amended Report on Form 8-KA dated July 29, 1996

Ladies/Gentlemen:

This Form 8-KA is being filed electronically on EDGAR pursuant to response to the Commission's comment letter in connection with the Registration file on Form S-3 Item 2 to correct "EDGAR" errors noted in the financial statements on pages 19, 30, and 33 of the 8-KA filed on February 8, 1996.

Sincerely,




/s/ Edwin M. North
- ------------------
    Edwin M. North

Enclosures

cc:   New York Stock Exchange (w/manually signed copy of report)
      Chicago Stock Exchange (w/manually signed copy of report)

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549


                                  ---------


                                  FORM 8-KA

                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):    February  13, 1996


                               Thiokol Corporation
- ------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                                   Delaware
- ------------------------------------------------------------------------------
                (State or other jurisdiction of incorporation)


             1-6179                                    36-2678716
     ----------------------                --------------------------------
     Commission File Number                (IRS Employer Identification No.)


2475 Washington Boulevard, Ogden, Utah      84401-2398
- ------------------------------------------------------------------------------
(Address of principal executive offices)    (Zip Code)


                                (801) 629-2000
                        -----------------------------
                        Registrant's Telephone Number


The purpose of this form 8-KA is to repond to the Commissions comment letter in connection with Registration on Form S-3.

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

     Effective  December  13,  1995,  Thiokol  Corporation's   wholly-owned
subsidiary, Thiokol Holding Company ("Holding"), entered into a Stock Purchase Agreement with Carlyle-Blade Acquisition Partners, L.P. ("Carlyle") and Blade Acquisition Corp. ("Blade") pursuant to the terms of which Holding purchased 49%, $98 million; and Carlyle purchased 51%, $102 million of all of the issued and outstanding voting common stock of Blade, a Delaware acquisition corporation formed by Holding and Carlyle for the
purpose  of  completing  the  Howmet  Cercast  acquisition.   Holding  also
purchased, for $50 million, all of the issued and outstanding 9% paid-in-kind non-voting Series A preferred stock, the terms and conditions of which are described in the Preferred Stock Certificate of Designation filed with the Secretary of State of Delaware. Paid-in-kind dividends are paid quarterly by the issuance of additional shares preferred stock. Mandatory redemption of the preferred stock occurs the earlier of ten years after the initial issue date or immediately before the sale, merger, or consolidation of Blade or a transfer of more than 25% of the Carlyle held Blade common stock to nonaffiliates.

     Holding's $148 million capital investment in Blade was funded by a capital contribution made by Thiokol Corporation ("Thiokol") from $96 million of cash on hand and $52 million in financing provided from various bank revolving credit facilities. As a result of such capital contribution, Thiokol's liquidity resources remain sufficient to meet its anticipated working capital and capital expenditure needs.

     The Blade voting common stock owned by Holding and Carlyle is subject to a Security Agreement granted by each party to the other and such common stock is held by a custodial agent pursuant to the terms of the Collateral Custodial Agreement.

     On December 13, 1995, Blade completed the acquisition of Howmet Corporation for $750 million plus an additional $27.1 million of related fees and expenses. Howmet is the world's largest manufacturer of investment casting components for gas turbine engines. The acquisition includes the Cercast Group of companies, a major producer of high quality aluminum alloy investment castings from Pechiney International, S.A., and its affiliates ("Pechiney"), a multinational French firm. The acquisition of Howmet and its subsidiaries and the Cercast Group of companies, include the acquisition of the nonoperating companies Howmet Insurance Company, a captive insurance company and Pechiney Corporation the obligor on $816 million in promissory notes due in 1999 secured by a trust, primary and secondary letters of credit and Pechiney indemnifications.

     The acquisition is financed by the Howmet and Cercast subsidiaries of Blade. In addition to the $250 million Blade equity investment, financing consists of $300 million secured senior indebtedness with maturities of 5 to 7.5 years at rates ranging from 9.5 to 9.75%; $15.7 million in borrowings from a $125 million revolving credit facility; $51.4 million in proceeds from a secured accounts receivable financing; $125 million 10% senior subordinated notes with call premium due 2003; $10 million in Canadian borrowings; and a $25 million 11% paid-in-kind eleven year note payable to Pechiney. All debt financing is non-recourse to Blade and its shareholders Holding and Carlyle.

     The Shareholder Agreement by and among Holding, Carlyle and Blade set forth the terms and conditions for the management of Blade and its subsidiaries Howmet and Cercast, the size and composition of the Blade Board of Directors, voting control and super majority action required for certain enumerated major corporate actions. Pursuant to the terms and conditions of the Shareholders Agreement, Holding has a call option exercisable during a three year period commencing the third year from the Closing Date, December 13, 1998, to purchase all of the issued and outstanding voting common stock of Blade owned by Carlyle. Upon Holding's exercise of the call option, at a purchase price valuation process set forth in the Shareholder Agreement, Holding will own all of the issued and outstanding common stock of Blade and its subsidiaries, Howmet Corporation and the Cercast Group of companies. Thiokol expects to exercise its option through Holding to acquire all of the issued and outstanding common stock of Blade owned by Carlyle, subject to favorable Howmet financial and operating performance and favorable conditions in the financial markets.

     The Shareholder Agreement contains a Change in Control provision which provides Holding a right to accelerate the exercise of the call option to purchase Carlyle's Blade common stock in the event of a Change in Control of Carlyle as defined by the terms and conditions in the Shareholders Agreement. In the event of a change of control of Thiokol Corporation as defined by the terms and conditions of the Shareholders Agreement, Carlyle will effectively gain control of the Board of Directors of Blade and will control the Blade investment in Howmet Corporation and the Cercast group of companies. The Shareholder Agreement contains provisions regarding the respective shareholders' rights of Holding and Carlyle to exit the transaction including Registration Rights Agreement, co-sale rights and tag-along rights in the event either party sells any or all of its Blade common stock interests to a third party subsequent to the expiration of the Holding call option.

     A Standstill Agreement by and among Thiokol, Holding, Carlyle and Carlyle affiliates provides for the protection of the long-term investment interests of Holding in Blade and the investment interests of its stockholder Thiokol. Holding and Carlyle have also entered into management agreements with Howmet providing for annual payments of $1 million to each party for certain management and consulting services. Agreements by Thiokol and a Carlyle affiliate and Howmet Acquisition Corp. provides for the payment as of the closing of transaction a $2 million transaction fee to each party.


                                    SIGNATURE


     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    THIOKOL CORPORATION
                                       (Registrant)



                                      /s/ Richard L. Corbin
Dated: July 29, 1996            By: ________________________________
                                Richard L. Corbin
                                Senior Vice President
                                and Chief Financial Officer


ITEM 7.  FINANCIAL STATEMENTS

         a.  Financial statements of businesses acquired.




INDEX TO HOWMET CORPORATION AND HOWMET CERCAST GROUP COMBINED FINANCIAL
STATEMENTS
                                                                                                                     Page
                                                                                                                      No.
                                                                                                                     ----



Report of Independent Accountants .................................................................................    F2
Combined Balance Sheets at December 31, 1993 and 1994 .............................................................    F3

Combined Statements of Operations and Retained Earnings for the Years Ended December 31, 1992, 1993
   and 1994 .......................................................................................................    F4

Combined Statements of Cash Flows for the Years Ended December 31, 1992, 1993 and 1994 ............................    F5

Notes to Combined Financial Statements ............................................................................    F6

Combined Balance Sheets at September 30, 1994 and 1995 (unaudited) ................................................   F19

Combined Statements of Income and Retained Earnings for the Nine Months Ended September 30, 1994
   and 1995 (unaudited) ...........................................................................................   F20

Combined Statements of Cash Flows for the Nine Months Ended September 30, 1994 and 1995 (unaudited) ...............   F21

Notes to Combined Interim Financial Statements (unaudited) ........................................................   F22

         b.  Pro  Forma financial statements


INDEX TO THIOKOL CORPORATION  PRO FORMA FINANCIAL STATEMENTS

Pro-Forma Financial Information ...................................................................................   1

Unaudited Pro Forma Balance Sheet - September 30, 1995 ............................................................   2

Unaudited Pro Forma Statement of Income for the Three Months Ended September 30, 1995..............................   3

Unaudited Pro Forma Statement of Income for the Twelve Months Ended June 30, 1995 .................................   4

Explanatory Notes .................................................................................................   5

          c.   Consent of Price Waterhouse LLP......................................................................  6


                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Boards of Directors of
Howmet Corporation and Howmet Cercast Group

     In our opinion, the accompanying combined balance sheets and the related combined statements of operations and retained earnings and of cash flows present fairly, in all material respects, the financial position of Howmet Corporation and Howmet Cercast Group (collectively, the "Company") and each of their consolidated subsidiaries, affiliated by common ownership and management, at December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As discussed in Notes 3 and 11 to the combined financial statements, the Company adopted Statement of Financial Accounting Standard No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," in 1993.

     We have not audited the combined financial statements of the Company and each of their consolidated subsidiaries for any period subsequent to December 31, 1994.


Price Waterhouse LLP
Stamford, Connecticut
October 27, 1995

                HOWMET CORPORATION AND HOWMET CERCAST GROUP

                          COMBINED BALANCE SHEETS

                         December 31, 1993 and 1994


                (Dollars in thousands, except share amounts)



ASSETS


                                                                                       1993        1994
Current assets:                                                                     ---------   ---------

     Cash and cash equivalents..................................................    $   6,441   $   4,962
     Advances to Howmet's parent (see note 13)..................................      203,657     238,571
     Accounts receivable (less allowance of $6,737 in 1993; $6,107 in 1994).....      145,666     142,481
     Inventories (see note 4)...................................................       84,459      71,311
     Income taxes receivable....................................................        1,035          --
     Deferred income taxes (see note 9).........................................       42,116      29,152
                                                                                     --------   ---------
          Total current assets..................................................      483,374     486,477
Property, plant and equipment, net (see note 5).................................      179,742     190,295
Deferred income taxes (see note 9)..............................................       26,979      28,617
Investments and other assets (see note 6).......................................       93,135      43,047
                                                                                     --------   ---------
          Total Assets..........................................................     $783,230    $748,436
                                                                                     =========   ========


LIABILITIES
Current liabilities:
     Accounts payable...........................................................    $  53,115   $  70,850
     Notes payable to affiliates (see note 13)..................................       12,902      20,007
     Notes payable..............................................................          469       1,593
     Accrued liabilities........................................................      125,980     119,725
     Dividends payable..........................................................        7,638          --
     Income taxes payable.......................................................       26,057      24,679
     Long-term debt due within one year (see note 7)............................          823      26,541
                                                                                     --------    --------
          Total current liabilities.............................................      226,984     263,395
Accumulated postretirement benefit obligation (see note 11).....................       77,430      79,766
Other liabilities...............................................................       12,888       4,918
Long-term debt (see note 7).....................................................       43,699      15,522
                                                                                     --------    --------
          Total Liabilities.....................................................      361,001     363,601
                                                                                     --------    --------
Commitments and contingencies (see notes 8 and 15)..............................

STOCKHOLDERS' EQUITY
Howmet Corporation common stock, $1 par value;  Authorized--1,000  shares issued and outstanding--10 shares......................................................
                                                                                          --           --
Capital surplus.................................................................       85,610      85,610
Retained earnings...............................................................      340,665     297,914
Cumulative translation adjustment (see note 12).................................       (4,046)      1,311
                                                                                     --------    --------

          Total Stockholders' Equity............................................      422,229     384,835
                                                                                     --------    --------

          Total Liabilities and Stockholders' Equity............................     $783,230    $748,436
                                                                                     =========   ========


         See accompanying notes to the combined financial statements.

                                      F-3

                 HOWMET CORPORATION AND HOWMET CERCAST GROUP

           COMBINED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

             For The Years Ended December 31, 1992, 1993 and 1994

                            (Dollars in thousands)


                                                                                    1992        1993        1994
                                                                                  --------    --------    --------

Net sales.....................................................................    $920,177    $832,668    $858,251
Operating costs and expenses:
     Cost of sales............................................................     687,994     603,393     647,272
     Selling, general and administrative expense..............................     116,143     104,418      90,894
     Depreciation and amortization expense....................................      30,663      31,004      33,089
     Research and development expense.........................................      24,299      23,335      19,169
     Restructuring expense (see note 16)......................................      58,889         --        2,546
     Goodwill writeoff (see note 6)...........................................          --         --       47,400
                                                                                  --------    --------    --------
                                                                                   917,988     762,150     840,370
                                                                                  --------    --------    --------
Earnings from operations......................................................       2,189      70,518      17,881
Interest income affiliates  ..................................................       4,358       5,298       9,462
Interest income - third parties...............................................       2,690         776         552
Interest expense - affiliates.................................................          --        (927)       (843)
Interest expense - third parties..............................................      (4,849)     (4,659)     (3,948)
Other--net....................................................................         507        (137)       (110)
                                                                                  --------    --------    --------
Income before income taxes....................................................       4,895      70,869      22,994
Provision for income taxes (see note 9).......................................       3,324      27,822      45,984
                                                                                  --------    --------    --------
Income (loss) before cumulative effect of change in accounting................       1,571      43,047     (22,990)
Cumulative effect of change in accounting for postretirement benefit costs (net
      of taxes of $31,490 in 1993) (see note 11)..............................          --     (49,253)        --
                                                                                  --------    --------    --------
Net income (loss).............................................................       1,571      (6,206)    (22,990)
Retained earnings at beginning of year........................................     377,853     366,037     340,665
Dividends declared on common stock............................................     (13,387)    (19,166)    (19,761)
                                                                                  --------    --------    --------
Retained earnings at end of year..............................................    $366,037    $340,665    $297,914
                                                                                  =========   =========   ========


         See accompanying notes to the combined financial statements.



                 HOWMET CORPORATION AND HOWMET CERCAST GROUP

                      COMBINED STATEMENTS OF CASH FLOWS

             For The Years Ended December 31, 1992, 1993 and 1994

                            (Dollars in thousands)



                                                                                   1992      1993        1994
                                                                                 ------   --------    --------
Cash flows from operating activities:
     Net income (loss).....................................................    $  1,571   $ (6,206)   $(22,990)
     Adjustments to reconcile net income (loss) to net cash provided by operating activities:
          Depreciation and amortization....................................      30,663     31,004      33,089
          Gain on sale of fixed assets.....................................         (34)      (228)     (2,857)
          Equity in (earnings) loss of unconsolidated affiliates...........        (207)       672       1,434
          Goodwill writeoff................................................         --         --       47,400
     Changes in assets and liabilities:
          Decrease (increase) in accounts receivable.......................      37,441     (9,144)      7,847
          Decrease in inventory............................................      34,854     40,453      15,608
          (Increase) decrease in deferred taxes............................     (24,247)   (27,335)      9,770
          Increase in accounts payable.....................................       5,318      6,191       9,992
          Increase (decrease) in accrued liabilities and other liabilities.      51,775     62,769      (6,714)
          Increase (decrease) in income taxes payable......................       5,219      4,618        (519)
          Decrease in prepaid pension cost.................................       3,470         --          --
          Other--net.......................................................      (6,995)    (7,430)       (668)
                                                                               --------    -------    --------
               Net cash provided by operating activities...................     138,828     95,364      91,392
Cash flows from investing activities:
     Proceeds from disposal of fixed assets................................       1,364      1,570       5,027
     Payments made for capital expenditures................................     (28,853)   (33,086)    (37,991)
     Increase in advances to Howmet's parent...............................     (89,118)   (42,993)    (34,914)
     Payments made for investments and other assets........................      (3,904)      (173)       (454)
                                                                               --------    -------    --------
               Net cash used in investment activities......................    (120,511)   (74,682)    (68,332)
Cash flows from financing activities:
     Issuance of long-term debt............................................         337        299         305
     Increase in notes payable.............................................       1,256     12,115       8,229
     Repayment of long-term debt...........................................      (6,138)   (20,896)     (4,021)
     Payment of dividends..................................................     (22,713)   (11,528)    (28,613)
                                                                               --------    -------    --------
               Net cash used in financing activities.......................     (27,258)   (20,010)    (24,100)
                                                                               --------    -------    --------
Effect of exchange rate changes on cash....................................         266     (1,989)       (439)
                                                                               --------    -------    --------
               Net decrease in cash........................................      (8,675)    (1,317)     (1,479)
Cash and cash equivalents at beginning of year.............................      16,433      7,758       6,441
                                                                               --------    -------    --------
Cash and cash equivalents at end of year...................................   $   7,758   $  6,441   $   4,962
                                                                              ==========  =========  =========

Supplemental  disclosures  of cash flow  information:  Cash paid during the year for:
          Income taxes.....................................................   $  22,274    $18,441    $ 34,643
          Interest.........................................................   $   6,289    $ 4,073    $  4,425



         See accompanying notes to the combined financial statements.


                 HOWMET CORPORATION AND HOWMET CERCAST GROUP

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                            (Dollars in thousands)

1. Basis of Presentation

The combined financial statements have been prepared to present the combined operations of Howmet Corporation and Howmet Cercast Group (collectively, the "Company"), affiliated entities with common ownership and management as described below.

Howmet Corporation ("Howmet"), a wholly-owned subsidiary of Pechiney Corporation ("Holdings"), is a vertically-integrated manufacturer of investment cast and machined component parts for sale to the gas turbine engine industry. Holdings is a wholly-owned subsidiary of Pechiney International S.A. ("Pechiney International"), a French corporation which in turn is majority owned by Pechiney, a French corporation ("Pechiney").

Howmet Cercast Group ("Cercast") is a group of companies owned by Pechiney International. Cercast is a manufacturer of advanced aluminum investment castings for the aerospace and electronic packaging industries.

The Company has significant transactions with Holdings and Pechiney as set forth herein.

The stockholders' equity of the Company at December 31, 1993 and 1994 is comprised as follows:



                                                                                1993
                                                                 -----------------------------------
                                                                   Howmet      Cercast       Total
                                                                 ----------   -----------  ----------

            Capital...........................................   $  35,570    $  50,040    $  85,610
            Retained earnings (accumulated deficit) ..........     344,817       (4,152)     340,665
            Cumulative translation adjustment ................      (5,364)       1,318       (4,046)
                                                                 ---------    ---------    ----------
                      Stockholders' equity ...................   $ 375,023    $  47,206    $ 422,229
                                                                 =========    =========    =========




                                                                                1994
                                                                 ---------------------------------
                                                                   Howmet      Cercast       Total
                                                                 ---------   ----------  ----------


            Capital...........................................   $ 35,570     $  50,040     $ 85,610
            Retained earnings (accumulated deficit) ..........    342,263       (44,349)     297,914
            Cumulative translation adjustment ................        323           988        1,311
                                                                 --------      --------      --------
                      Stockholders' equity ...................   $378,156     $   6,679     $384,835
                                                                 ========      ========    ========

2. Summary of Significant Accounting Policies

     The combined financial statements include all majority-owned subsidiary companies and reflect the use of the equity method of accounting for entities that are 50% owned. All significant intercompany accounts and transactions have been eliminated.

     The Company recognizes revenue from the sale of its products upon shipment.

     Financial instruments which potentially subject the Company to credit risk consist principally of trade receivables. The Company maintains reserves for potential credit losses for trade accounts receivable. The Company's accounts receivable are principally due from companies in the gas turbine engine industry.

     Inventories are stated at cost, which is less than replacement value. The Company values a substantial portion of its inventories on the last-in, first-out ("LIFO") method.

     Property, plant and equipment is stated at cost. Depreciation is computed principally on the straight line method over the estimated useful lives of the respective assets ranging from four to eight years for machinery and equipment, and from nineteen to thirty years for buildings.

     Goodwill is the excess of purchase price over tangible and identifiable intangible fair values and is amortized on a straight line basis over 40 years. Periodically the Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through projected future discounted cash flows and earnings. The amount of goodwill impairment considered to be permanent is measured based upon these projected discounted future results at appropriate discount rates.

                 HOWMET CORPORATION AND HOWMET CERCAST GROUP

                            (Dollars in thousands)

     All assets and liabilities of the Company's subsidiaries outside of the U.S., except for Canada, are translated into U.S. dollars at year end exchange rates. Revenues and expenses are translated into U.S. dollars at average rates of exchange prevailing during the year. Unrealized currency translation adjustments are deferred in the combined balance sheet, whereas transaction gains and losses are recognized currently in the combined statement of operations and retained earnings. The Canadian operations' functional currency is the U.S. dollar. Therefore, Canadian monetary assets and liabilities are translated at year end exchange rates and inventories and other nonmonetary assets and liabilities are translated at historical rates. Adjustments resulting from translation of Canadian monetary assets and liabilities at year end exchange rates are included in the combined statement of operations.

     For purposes of the combined statements of cash flows, the Company considers all investment instruments with a maturity of three months or less to be cash equivalents.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

3.   Accounting Changes

     Effective January 1, 1993, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits other than Pensions" requiring that the estimated future cost of providing postretirement benefits such as health care be recognized as an expense when employees render services instead of when the benefits are paid. The cumulative effect of this change in accounting for post retirement benefits other than pensions was a charge of $49.3 million (net of tax benefits of $31.5 million) for the year ended December 31, 1993. See Note 11.

     The Company  adopted  SFAS No.  109,  "Accounting  for Income  Taxes", effective as of January 1, 1993. SFAS No. 109 requires an asset and liability approach to the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The benefit of adoption was not material. See Note 9.

     In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which is required to be adopted by the Company in 1996. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, the entity should estimate the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized. Otherwise, an impairment loss is not recognized. Measurement of an impairment loss for long-lived assets and identifiable intangibles that an entity expects to hold and use should be based on the fair value of the asset. Long-lived assets and certain identifiable intangibles to be disposed of are to be reported at the lower of carrying amount or fair value less cost to sell. Adoption of SFAS No. 121 is not anticipated to have a material adverse impact on the results of operations or financial position of the Company.

                   HOWMET CORPORATION AND HOWMET CERCAST GROUP

                             (Dollars in thousands)

4. Inventories

     Inventories at December 31 are as follows:

                                                      1993        1994
                                                   ---------    ---------

Raw materials and supplies ....................    $  59,736    $  64,775
Work in progress and finished goods ...........      107,704       93,470
                                                    ---------    ---------
FIFO inventory ................................      167,440      158,245
LIFO valuation adjustment .....................      (82,981)     (86,934)
                                                    ---------    ---------
                                                   $  84,459    $  71,311
                                                    =========    =========

     Inventories  of  the  Company's   consolidated   subsidiaries  include
approximately $21,986 and $22,889 that are valued on average cost methods at December 31, 1993 and 1994, respectively.

     During  1993  and  1994,  inventory  was  reduced  which  resulted  in liquidation of LIFO inventory carried at lower costs prevailing in prior years as compared with costs of current purchases, the effect of which decreased cost of sales by approximately $13,181, $9,314 and $8,986 in 1992, 1993 and 1994, respectively, and increased net income by approximately $8,699 in 1992, $6,054 in 1993 and $5,481 in 1994.


5. Property, Plant and Equipment

Property, plant and equipment at December 31 includes:

                                                      1993         1994
                                                    ---------    ---------

Land .......................................       $   6,411    $   6,456
Buildings ..................................          88,749       91,874
Machinery and equipment ....................         351,968      383,104
                                                     ---------    ---------
                                                      447,128      481,434
Less accumulated depreciation ..............         (267,386)    (291,139)
                                                     ---------    ---------
                                                   $  179,742    $ 190,295
                                                     =========    =========

6. Investments and Other Assets

"Investments  and  Other  Assets"  is  primarily   comprised  of  goodwill,
investment in long-term contract and other noncurrent assets.

     Goodwill balances at December 31 are as follows:

                                                         1993         1994
                                                        --------    --------
        Goodwill ...................................   $ 83,088    $ 35,688
        Less accumulated amortization ..............    (11,116)    (13,183)
                                                        --------    --------
                                                        $ 71,972    $ 22,505
                                                         ========    ========

As  a  result  of  the   acquisition  of  Cercast  in  1989,   goodwill  of
approximately $67,000 was recorded. Annual amortization expense since that time has approximated $1,673. During 1994, the Company recorded goodwill

                   HOWMET CORPORATION AND HOWMET CERCAST GROUP

                             (Dollars in thousands)

write-offs totaling $47.4 million, the principal component of which, $42.4 million, related to Cercast. Cercast is a producer of aluminum investment castings for the defense electronics and commercial aerospace industries which are primarily North American and European based. Management estimated that the market for aluminum investment castings in North America had declined significantly due to downsizing in the defense industry sector and a then existing downturn in commercial aerospace orders. As a result, the industry had shifted from a seller's market to a buyer's market with pricing under severe pressure. Similarly, the European market for aluminum castings had experienced a decline due to weakness in both sectors of the aerospace industry. These conditions resulted in Cercast achieving lower than expected sales and related profitability. The Company determined that the defense industry sector decline was permanent in nature and that based on its estimate of expected future operating results, the entire remaining goodwill balance would not be recoverable. The methodology used by management to evaluate the recoverability of goodwill was to discount 10 years of projected cash flows at 12% (the Company's estimated long term cost of capital) together with an associated discounted earnings valuation for the remaining amortization period. The amount of impairment was measured on this basis as well. The forward projections made by management were based on approved budgets and related information and represented management's belief of the most likely future scenario.

Also during 1994, $5,000 of goodwill pertaining to the acquisition of Howmet's wholly-owned tooling subsidiary, Tempcraft, was written off. The evaluation and measurement criteria used in making this determination were similar to that described above for Cercast.

The Company has a long-term contract to produce specified engine parts for one of its major customers. Under the contract, the Company initially incurs the costs of manufacturing such parts and recovers its costs proportionately to the number of engines shipped by the customer. Shipment is expected to begin subsequent to certification of the engine, which had not occurred as of December 31, 1994. The Company's investment in this program at December 31, 1993 and 1994, excluding interest cost, was approximately $16,700.

7. Long-term Debt

Long-term debt at December 31 is as follows:

                                                                                 1993      1994
                                                                                 ----      ----
Revolving bank lines of credit payable in 1995 and 1996 at
   variable rates based on LIBOR + 3/16% to 3/8% .............                  $25,500   $22,500
Revolving bank line of credit denominated in French Francs, payable in 1995
   at variable rates based on LIBOR + 3/16% to 3/8% ...........................   9,668    10,662
Industrial Revenue Bond due 1995 at a rate of 8.0% ............................   5,000     5,000
Bank loans denominated in French Francs, due in varying annual amounts from 1995
   to 2004 at rates ranging from 5.0% to 13.5% ................................   3,426     2,928
Mortgage notes payable monthly to November 1998 at a rate of 6.0% ..............    706       579
Government loan due in 1997 at 7.5% ............................................    222       394
                                                                                  ------   -------
                                                                                  44,522    42,063
Less amount due within one year ................................................     823    26,541
                                                                                   -------   -------
                                                                                 $43,699   $15,522
                                                                                 ========  ========


                 HOWMET CORPORATION AND HOWMET CERCAST GROUP

                            (Dollars in thousands)

Principal maturities for the succeeding five years ending December 31 and thereafter are as follows:


          1995.........................................  $26,541
          1996.........................................   13,220
          1997.........................................    1,092
          1998.........................................      390
          1999.........................................      256
          Thereafter...................................      564
                                                         -------
                                                         $42,063
                                                         =======

     Certain obligations of the Company, primarily the revolving bank lines of credit and the Industrial Revenue Bond, are guaranteed by Holdings.

     Unused lines of credit at December 31, 1993 and 1994 totaled $62,197 and $50,832, respectively, and have a carrying charge of 1/8 of 1%. Holdings has access to the unused lines of credit and incurs the carrying charge. As the majority of long-term debt is comprised of revolving bank lines with various interest rates, the carrying value approximates fair value.

8. Commitments

     The Company and its subsidiaries have noncancellable leases relating principally to manufacturing and office facilities and certain equipment. Future minimum rental payments under noncancellable leases as of December 31, 1994 are as follows:


          1995......................................    $  5,114
          1996......................................       3,866
          1997......................................       2,783
          1998......................................       1,765
          1999......................................       1,430
          Thereafter.................................      4,881
                                                         -------
                                                         $19,839
                                                         =======

Total rental expense for all operating leases was $6,271, $5,797 and $6,110 for 1992, 1993 and 1994, respectively.

9. Income Taxes

     Holdings and Howmet are parties to a tax-sharing agreement requiring Howmet to pay to Holdings an amount equal to U.S. income taxes that would be payable if Howmet was a stand alone taxpayer. Howmet is actually included in a U.S. consolidated tax return with Holdings and other related entities. Accordingly, the tax strategies reflected in Holdings' U.S. consolidated tax return are not necessarily consistent with the basis of preparation for Howmet's tax provision in these combined financial statements.

Income taxes were provided in the following amounts for the years ended December 31:
                                          1992       1993       1994
                                       --------    --------   --------
Current income taxes:
U.S. Federal .....................     $ 20,192    $ 18,010   $ 24,352
State ............................        2,112       5,053      3,474
Foreign ..........................        3,090       4,220      4,039
                                        --------    --------   --------
                                         25,394      27,283     31,865
Deferred income taxes.............      (22,070)        539     14,119
                                        --------    --------   --------
                                       $  3,324    $ 27,822   $ 45,984
                                       =========   =========  ========

                  HOWMET CORPORATION AND HOWMET CERCAST GROUP

                             (Dollars in thousands)

The provision for income taxes differs from the amount of income taxes determined by applying the U.S. statutory federal tax rate to pretax income for the years ended December 31 as follows:

                                                                    1992        1993        1994
                                                                    ----        ----        ----
U.S. Federal income tax at statutory rate (34% in 1992;
     35% in 1993 and 1994) ....................................   $  1,665    $ 24,804    $  8,048
State income taxes, net of federal benefit ....................      1,377       3,281       3,001
Net foreign taxes in excess of statutory rate .................        141       2,202      16,166
Goodwill ......................................................        637         259       4,669
Additional tax reserves .......................................         --          --       6,092
Deferred tax adjustment .......................................         --          --       6,712
Other .........................................................       (496)     (2,724)      1,296
                                                                  --------    --------    --------
                                                                  $  3,324    $ 27,822    $ 45,984
                                                                  ========    ========    ========

     In 1994 a provision  for  potential  tax exposures was provided due to
developments   related  to   examinations   by  federal  and  state  taxing
authorities of the Company's prior years' income tax returns.  Deferred tax adjustments in 1994 represent a change in the Company's  overall  estimated
state  income  tax  rate  and  other  adjustments   relating  to  permanent
differences.

     Domestic and foreign  components of pre-tax income for the years ended
December 31 are as follows:


                                                                     1992       1993        1994
                                                                     ----       ----        ----

United States ...........................................         $ 11,967    $ 70,578   $ 57,629
Foreign .................................................           (7,072)        291    (34,635)
                                                                   --------    --------   --------
                                                                  $  4,895    $ 70,869   $ 22,994
                                                                   ========    ========   ========

The components of the deferred income tax asset (liability) at December 31 are as follows:

                                                                                1993        1994
                                                                                ----        ----

OPEB reserve ...................................................              $ 32,616    $ 33,643
Restructuring accrual ..........................................                10,295       6,769
Other liability reserves .......................................                 6,363       4,479
Loss carryforward ..............................................                 8,228      10,090
State taxes ....................................................                 2,788       1,107
Inventory ......................................................                 1,799       1,164
Other assets ...................................................                16,763      10,906
                                                                                --------    --------
   Gross deferred tax asset ....................................                78,852      68,158
Valuation allowance ............................................                 (1,415)    (2,957)
                                                                                --------    --------
   Total deferred tax asset ....................................                77,437      65,201
                                                                                --------    --------
Property, plant and equipment ..................................                (5,416)     (7,039)
Other liabilities ..............................................                (2,926)       (393)
                                                                                --------    --------
   Total deferred tax liability.................................                (8,342)     (7,432)
                                                                                --------    --------
   Net deferred tax asset ......................................              $ 69,095    $ 57,769
                                                                               ========    ========

                 HOWMET CORPORATION AND HOWMET CERCAST GROUP

                            (Dollars in thousands)

     Management believes that it is more likely than not that the net deferred tax asset at December 31, 1994 will be realized.

     During 1993 and 1994, the Company's deferred tax valuation allowance increased by $1,415 and $1,542, respectively. The Company has available approximately $25,000 and $30,000 of foreign net operating loss carryforwards at December 31, 1993 and 1994, respectively. The carryforwards expire over the next five years.

     Provision has not been made for additional federal or foreign taxes on undistributed earnings of foreign subsidiaries as these earnings are expected to be indefinitely reinvested. It is not practicable to estimate the amount of additional tax that might be due if the foreign earnings were distributed to the U.S.

     The Company adopted Statement of Financial Accounting Standard No. 109 "Accounting for Income Taxes" as of January 1, 1993. The benefit of adoption was not material.

10.  Pensions

     The Company has trusteed noncontributory defined benefit retirement plans covering substantially all of its employees in the U.S. and Canada. The Company makes annual contributions to the retirement plans in amounts up to the maximum allowable for tax deduction purposes.

     The following items are the components of the net pension cost for the U.S. and Canadian plans for the years ended December 31:

                                                                    1992             1993             1994
                                                                  --------          --------        --------

Service cost--benefits earned during the year .......             $  9,469         $   8,820        $  7,889
Interest cost on the projected benefit obligation ...               13,710            13,772          13,786
Actual return on plan assets ........................               (9,000)          (25,296)            548
Net amortization of unrecognized net assets and prior
   service cost .....................................                  991               887             177
Deferral of actual vs. expected return on plan assets               (7,672)            8,348         (18,091)
                                                                   --------          --------         --------
Net pension expense .................................             $  7,498          $  6,531        $  4,309
                                                                    ========          ========       ========


     The following table sets forth the U.S. and Canadian plans' funded status and amounts recognized in the combined balance sheets at December
31:

     Actuarial present value of benefit obligations:


                                                                                      1993              1994
                                                                                      ----              -----

         Vested benefit obligation ............................                     $(138,637)        $(141,765)
         Nonvested benefit obligation .........................                        (6,741)           (6,871)
                                                                                    ---------         ----------
         Accumulated benefit obligation .......................                      (145,378)         (148,636)
         Additional benefits based on estimated future salaries                       (39,393)          (36,689)
                                                                                     ---------          ---------
         Projected benefit obligation .........................                      (184,771)          (185,325)
         Fair value of plan assets ............................                       193,742            181,546
                                                                                     ---------          ---------
         Projected benefit obligation in excess of plan assets                          8,971             (3,779)
         Unrecognized net asset ...............................                       (30,057)           (22,608)
         Unrecognized prior service cost ......................                        31,080             32,114
         Unrecognized net asset from adoption of FASB Statement
            No. 87 ............................................                       (21,444)           (20,167)
                                                                                      ---------         ---------
         Accrued pension cost .................................                     $ (11,450)         $ (14,440)
                                                                                     =========          =========

                 HOWMET CORPORATION AND HOWMET CERCAST GROUP

                            (Dollars in thousands)

     The discount rate used to determine the actuarial present value of the projected benefit obligation was 8.0% at December 31, 1993 and 1994. The interest cost on the projected benefit obligation was calculated using a rate of 8.0% in 1993 and 1994. The expected rate of return was 9.5% for U.S. plan assets and 8% for Canadian plan assets at December 31, 1993 and 1994. The expected increase in future salaries for those plans using future compensation assumptions was 5.5% for the U.S. plans and 6% for the Canadian plans in 1993 and 1994. The unrecognized net asset and the unrecognized prior service cost are being amortized based on the projected future service lives of employees which range from 15-25 years. Plan assets are primarily invested in equity securities, debt securities, guaranteed insurance contracts, real estate and temporary cash investment. Accrued pension cost is included within "Accrued Liabilities."

     The Company has unfunded supplemental retirement plans for certain employees whose benefits under the principal salaried retirement plans are reduced because of compensation deferral elections or limitations under federal tax laws. Pension expense for these plans was $414, $105 and $268 for the years ended December 31, 1992, 1993 and 1994, respectively. The projected benefit obligation for these plans was $415 and $339 at December 31, 1993 and 1994, respectively. The corresponding accumulated benefit obligation of $193 and $297 at December 31, 1993 and 1994, respectively, has been recognized as a liability in the combined balance sheets and is equal to the amount of vested benefits.

     The net pension expense for the Company's United Kingdom operations was $489, $447 and $700 for the years ended December 31, 1992, 1993 and 1994, respectively.

11.  Postretirement Benefits

     The Company provides postretirement health care and life insurance benefits to its eligible active and retired employees, including certain union, non-union and salaried employees. Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standard No. 106
"Employers' Accounting for Postretirement Benefits Other Than Pensions," and began recording its obligation for its unfunded postretirement health care and life insurance programs, which effectively records the cost of postretirement benefits over the service lives of employees. Previously, the Company's practice was to record such amounts on a pay-as-you-go basis. The cumulative effect of recording the postretirement benefit obligation as of January 1, 1993 was $80,743 (less tax benefit of $31,490), and was recorded as a direct charge to earnings. In addition, the impact of this change on earnings for the years ended December 31, 1993 and 1994 was a charge of $2,887 (less tax benefit of $1,126) and $2,636 (less tax benefit of $1,028), respectively.

     Components of the net periodic postretirement benefit cost were as follows for the years ended December 31, 1993 and 1994:


                                                                         1993        1994
                                                                        ------       ------
Service cost--benefits attributable to service during the period ....   $2,219       $2,397
Interest cost on accumulated postretirement benefit obligation ......    6,237       6,442
                                                                        ------       ------
          Net periodic postretirement benefit cost ..................   $8,456       $8,839
                                                                        ======       ======

     The amounts recognized in the Company's combined balance sheets at December 31 were as follows:


                                                                          1993       1994
                                                                        -------      -----

Retirees ............................................................   $56,088      $54,124
Fully eligible active plan participants .............................    10,010       10,810
Other active plan participants ......................................    17,532       21,332
                                                                        -------      -------
        Total .......................................................    83,630       86,266
Less current portion ................................................     6,200        6,500
                                                                        -------      -------
                                                                        $77,430      $79,766
                                                                        =======      =======


                 HOWMET CORPORATION AND HOWMET CERCAST GROUP

                            (Dollars in thousands)

     The accumulated postretirement benefit obligation was determined using an 8% weighted average discount rate for 1993 and 1994. The health care cost trend rate assumption for pre-age 65 benefits was 14% and 13% for 1993 and 1994, respectively, and was assumed to decline 1% annually to 6% in the year 2001 and remain constant thereafter. The health care cost trend rate for post-age 65 benefits was 11.4% and 10.6% for 1993 and 1994, respectively, and was assumed to decline gradually to 5% in the year 2001 and remain constant thereafter. A 1% increase in the health care cost trend rate would have increased the accumulated postretirement benefit obligation by $4,387 and $5,008 at December 31, 1993 and 1994, respectively, and the net periodic cost by $601 and $621 for the years ended December 31, 1993 and 1994, respectively.


12.  Segment Related Information

     The Company operates predominantly in a single industry as a manufacturer of investment cast components for the aerospace and industrial gas turbine industries. The Company is a multi-national entity with operating subsidiaries in two geographic regions. North America (including the United States and Canada) and Europe (including France and the United Kingdom). Intercompany transfers between geographic areas are not significant. In computing earnings from operations for subsidiaries outside of the United States, no allocations of general corporate expenses have been made.

     Identifiable assts of subsidiaries outside of the United States are those assets related to the operations of those subsidiaries. United States assets consist of all other assets of the Company.

                                                                                  North America     Europe         Combined
                                                                                  -------------     ------         --------
     1992
     Sales to unaffiliated customers...........................................      $738,701       $181,476       $920,177
     Earnings (loss) from operations...........................................        10,352         (8,163)         2,189
     Identifiable assets.......................................................       589,910        165,489        755,399

     1993
     Sales to unaffiliated customers...........................................      $655,221       $177,447       $832,668
     Earnings (loss) from operations...........................................        68,336          2,182        70,518
     Identifiable assets.......................................................       630,593        152,637        783,230

     1994
     Sales to unaffiliated customers...........................................      $678,481       $179,770        $858,251
     Earnings (loss) from operations...........................................        30,135        (12,254)         17,881
     Identifiable assets.......................................................       609,050        139,386         748,436

     Sales to unaffiliated customers include export sales of $146,766, $180,449, and $176,859 for the years ended December 31, 1992, 1993, and 1994, respectively.

     The Company's sales and its two largest customers were $233,881 and $217,052 for the year ended December 31, 1992, $206,533 and $136,441 for the year ended December 31, 1993 and $229,175 and $123,671 for the year ended December 31, 1994. Receivables from these customers were $17,957 and $13,994 at December 31, 1993, and $20,128 and $10,084 at December 31, 1994.

     An analysis of the changes in the cumulative translation adjustment account is as follows:

                                                                                                         1993           1994
                                                                                                         ----           ----

          Balance at January 1.................................................                       $   799        $(4,046)
          Sale of foreign operating facility...................................                           349            ---
          Aggregating translation adjustments net of income taxes..............                        (5,194)          5,357
                                                                                                      ----------     ---------
          Balance at December 31...............................................                       $(4,046)       $  1,311
                                                                                                     ==========     ==========


                  HOWMET CORPORATION AND HOWMET CERCAST GROUP

                             (Dollars in thousands)


     In 1993, the Company sold its 51% interest in an operating facility in Spain and recorded a $945 loss.

13. Transactions With Affiliates

     The Company has financing and other transactions with Holdings. Interest income earned from advances to Holdings is based on short-term borrowing rates obtained by Holdings. The average advance balance was $173,742 and $217,919 for the years ended December 31, 1993 and 1994, respectively. The carrying amount at December 31, 1993 and 1994 approximates fair value as the interest rate is determined by Holdings' short-term borrowing rates.

     The Company also has financing and other tansactions with Pechiney and its affiliates. Interest expense incurred on notes payable to Pechiney and its affiliates is based on short-term borrowing rates obtained by Pechiney and its affiliates.

14. Financial Instruments

     The Company has entered into forward exchange contracts as a hedge against currency fluctuations of certain foreign currency transactions. At December 31, 1993, the Company had contracts with maturity dates from January 1994 through July 1994 to purchase 2,663 Canadian dollars for $2,009 and also had a contract with a maturity date of March 15, 1994 to purchase 330 pounds sterling for $531. The fair value of foreign currency contracts at December 31, 1993 was approximately $2,491. At December 31, 1994, the Company had contracts with maturity dates from January 1995 through August 1995 to purchase 5,018 Canadian dollars for $3,605. The fair value of these foreign currency contracts at December 31, 1994 is approximately $3,576. The fair value of foreign currency contracts was estimated by obtaining quotes from brokers. The market value gains or losses arising from foreign exchange contracts offset foreign exchange gains or losses on the underlying hedged assets. The Company's exposure to currency risk is limited to currency rate movement and is considered to be negligible.

     During 1994, the Company also entered into option contracts to purchase up to $1,300 of Canadian dollars as a hedge against currency fluctuations of certain foreign currency transactions. These options are exercisable from June 1995 through December 1996. The fair value of these foreign currency option contracts at December 31, 1994 is not significantly different as compared to the original contract value. The fair value was estimated by obtaining quotes from brokers. At December 31, 1993 there were no foreign currency option contracts outstanding. The market value gains or losses arising from currency exchange options offset foreign exchange gains or losses on the underlying hedged assets. The Company's exposure to currency risk in these options is limited to currency rate movements and is considered to be negligible.

     The   counterparties   to  these   transactions  are  major  financial
institutions. The Company does not anticipate nonperformance by the counterparties.

15. Contingencies

     The Company and its subsidiaries are involved in litigation, administrative proceedings and investigations of various types in several jurisdictions. Additionally, liabilities arising from cleanup costs assoicated with on-site contamination and off-site hazardous waste disposal facilities exist. In particular, the Company has been or may be named a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act or similar state laws at nineteen on-site and off-site locations. Estimated environmental costs are not expected to materially impact the financial position or the results of the Company's operations in future periods. However, environmental clean-up periods are protracted in length and environmental costs in future periods are subject to changes in environmental remediation regulations. Accordingly, should any losses be sustained in excess of provided reserves, they will be charged to income in the future.

     Additionally, the Company has guaranteed certain obligations of joint ventures in which it has invested aggregating approximately $8.0 million at December 31, 1994.

                   HOWMET CORPORATION AND HOWMET CERCAST GROUP

                             (Dollars in thousands)

16. Restructuring

     The following is a summary of the Company's restructuring activities in 1992, 1993 and 1994:

     In late 1992 the Company approved a restructuring program pursuant to which it planned to rationalize certain of its business activities and to reengineer certain of its processes in an effort to streamline operations and reduce costs.

     The 1992 restructuring provision included $39,831 for the estimated cost of reengineering programs and $19,058 in estimated costs for capacity rationalization.

     The   following   table  sets  forth  the   restructuring   provisions
established in 1992, 1993, and 1994.



                                                                                              1992 Activity
                                                                                               -------------
                                                                                     1992        Cash      Non-     Reserve at
                                                                                 Restructuring   Costs     Cash     December 31,
                                                                                   Provision    Incurred   Costs       1992
                                                                                   ----------   --------   -----     -----------
     Reengineering programs............................                               $39,831     $(2,182)     ---       $37,649
     Capacity rationalization..........................                               19,058         (430)     ---        18,628
                                                                                     --------     --------   -----      --------
                                                                                     $58,889      $(2,612)     ---       $56,277
                                                                                     ========     ========    ====      ========

                                                                                                      1993 Activity
                                                                                                      --------------
                                                                           Reserve at     Cash      Non-   Changes     Reserve at
                                                                           December 31,   Costs     Cash      in      December 31,
                                                                               1992      Incurred   Costs   Estimates      1993
                                                                           -----------   --------   -----   ----------  ---------

     Reengineering programs................................                 $37,649       $(18,879)  ---       ---        $18,770
     Capacity rationalization..............................                  18,628         (7,920)  ---      $(35)        10,673
                                                                            --------      ---------  ----     ------      -------

                                                                            $56,277       $(26,799)   ---     $(35)        $29,443
                                                                            =======       =========   =====   ======       =======


                                                                                                         1994 Activity
                                                                                                         -------------
                                                                            Reserve at     Cash      Non-   Changes     Reserve at
                                                                           December 31,   Costs     Cash      in      December 31,
                                                                               1993      Incurred   Costs   Estimates       1994
                                                                           -----------   --------   -----   ----------  ----------

     Reengineering programs.....................................             $18,770      $(11,657)    ---   $   1,434     $ 8,547
     Capacity rationalization..................................              10,673        (3,312)  $(165)      (3,320)      3,876
                                                                            -------      ---------  -------    --------    -------
                                                                            $29,443      $(14,969)  $(165)    $ (1,886)    $12,423
                                                                            =======      =========  ======     ========    =======

     The significant cost components of the 1992 restructuring provisions were as follows:

     Reengineering programs represent the estimated costs associated with reengineering certain of the Company's business processes and related activities and include direct expenses associated with various project terms related to the evaluation, design and implementation of a Company wide synchronous manufacturing environment with cellular work stations, uniform work instructions and business center management and reporting
($23,286),  severance and  relocation  for  approximately  1,835  employees
($13,437) and consulting fees ($3,108).

                   HOWMET CORPORATION AND HOWMET CERCAST GROUP

                             (Dollars in thousands)

     Capacity rationalization costs represent the estimated costs to be incurred in streamlining operations and include expenses related to severance and relocation for approximately 562 employees ($8,750), asset writedowns ($1,260) and the transfer and reinstallation of equipment ($9,048).

     Management periodically reevaluates the adequacy of the remaining reserve to provide for the estimated costs of implementing the restructuring program. Based upon this reevaluation, during 1994, the Company reversed the portion of the reserve related to a U.S. plant shutdown ($1,800) and a French social plan ($1,430) due to improved business conditions; certain of these reserves were reallocated to other restructuring programs as necessary.

     During 1994 the Company implemented the following restructuring programs:

Morristown Wax Closure
- ----------------------
     Howmet recorded a $1,450 restructuring charge in connection with its plan to close its Morristown, Tennessee wax facility. The closure is to be effected in order to reduce excess capacity and enhance coordination and lead time at Howmet's casting plants. The restructuring charge is primarily comprised of exit costs ($945), termination benefits ($180), and other items ($325).


Dover Airmelt Closure
- ---------------------
     Howmet recorded a $1,000 restructuring charge in connection with its plan to exit its airmelt business at its Dover Alloy plant in New Jersey. The exit from the airmelt business is primarily due to the unprofitabiity of the airmelt product line which is not considered an essential part of Howmet's alloy operations. The restructuring charge is entirely comprised of exit costs.

Howmet S.A. Administrative Office Closure
- -----------------------------------------
     Howmet recorded a $1,982 restructuring charge related to the closure of its administrative office in Asnieres, France and the opening of an administrative office in Dives, France. The restructuring charge is comprised of termination benefits ($595), exit costs ($1,182), and other items ($205).


The  following  is  an  analysis  related  to  the  restructuring   reserve
activities for the 1994 programs:


                                                       1994 Activity
                                                       -------------
                                      1994                                      Reserve at
                                  Restructuring   Cash Costs     Non-cash       December 31,
                                   Provision       Incurred        Costs            1994
                                   ----------      --------        -----            ----
     Morristown............        $1,450          $(176)         $(239)           $1,035
     Dover Airmelt.........         1,000            ---            ---             1,000
     Howmet S.A. ..........         1,982            ---            ---             1,982
                                   ------          -------         ------          -------
                                   $4,432          $(176)          $(239)          $4,017
                                   ======          ======          ======          ======

     At December 31, 1993 and 1994, $2,778 and $570,  respectively,  of the
 Company's restructuring reserves were considered long-term and included in "Other Liabilities" while the remaining amounts were considered short-term and included in "Accrued Liabilities".

                  HOWMET CORPORATION AND HOWMET CERCAST GROUP

                             (Dollars in thousands)

17. Subsequent Events (Unaudited)

Effective April 30, 1995, the Company acquired Turbine Components Corporation, a refurbishment operation, in exchange for approximately $9,000 and the assumption of certain liabilities. The acquisition was not significant to the Company's operations.

In August 1995, in connection with the planned sale of the Company, Howmet declared and paid a dividend of $200,000 to Holdings.

On October 12, 1995, Pechiney, Pechiney International, Howmet Cercast S.A. and Blade Acquisition Corp. ("Blade") executed a Stock Purchase Agreement ("SPA") whereby Blade would acquire the outstanding common stock of Holdings (including Howmet and certain affiliates) and Cercast in exchange for approximately $750,000. The acquisition is subject to various terms and conditions outlined in the SPA, including purchase price adjustments and financing arrangements.

                   HOWMET CORPORATION AND HOWMET CERCAST GROUP

                             COMBINED BALANCE SHEETS

                           September 30, 1994 and 1995

                   (Dollars in thousands except share data)

                                 (Unaudited)

ASSETS                                                                                 1994        1995
Current assets:                                                                      --------   --------

     Cash and cash equivalents ...................................................   $  2,529   $  6,227
     Advances to Howmet's parent .................................................    230,827     17,245
     Accounts receivable (less allowance of $6,235 in 1994; $7,199 in 1995) ......    147,380    175,802
     Inventories .................................................................     78,291     79,630
     Deferred income taxes .......................................................     44,148     25,088
                                                                                     --------   --------
          Total current assets ...................................................    503,175    303,992
Property, plant and equipment, net ...............................................    185,665    199,542
Deferred income taxes ............................................................     27,627     29,200
Investments and other assets .....................................................     91,526     54,486
                                                                                     --------   --------
          Total Assets ...........................................................   $807,993   $587,220
                                                                                     ========   ========

LIABILITIES
Current liabilities:
     Accounts payable ............................................................   $ 57,047   $ 50,421
     Notes payable to affiliates..................................................     14,852     26,054
     Notes payable................................................................        ---      1,732
     Accrued liabilities .........................................................    122,232    129,353
     Dividends payable ...........................................................      5,832      5,462
     Income taxes payable ........................................................     34,388     17,155
     Long-term debt due within one year ..........................................     28,029     34,878
                                                                                     --------   --------
          Total current liabilities ..............................................    262,380    265,055
Accumulated postretirement benefit obligation ....................................     79,407     81,745
Other liabilities ................................................................      6,930      8,881
Long-term debt ...................................................................     18,270     14,342
                                                                                     --------   --------
          Total Liabilities ......................................................    366,987    370,023
                                                                                     --------   --------
Commitments and contingencies

STOCKHOLDERS' EQUITY
Howmet Corporation common stock, $1 par value; Authorized--1,000 shares issued
  and outstanding--10 shares ......................................................        --         --
Capital surplus ..................................................................     85,610     85,610
Retained earnings ................................................................    354,866    121,536
Cumulative translation adjustment ................................................        530     10,051
                                                                                     --------   --------
          Total Stockholders' Equity .............................................    441,006    217,197
                                                                                     --------   --------
          Total Liabilities and Stockholders' Equity .............................   $807,993   $587,220
                                                                                     ========   ========










        See accompanying notes to the combined financial statements.



                   HOWMET CORPORATION AND HOWMET CERCAST GROUP

               COMBINED STATEMENTS OF INCOME AND RETAINED EARNINGS

              For The Nine Months Ended September 30, 1994 and 1995
                             (Dollars in thousands)
                                   (Unaudited)




                                                      1994         1995
                                                   ---------    ---------

Net sales ......................................   $ 639,792    $ 706,887
Operating costs and expenses:
     Cost of sales .............................     476,974      531,347
     Selling, general and administrative expense      70,767       80,375
     Depreciation and amortization expense .....      24,153       25,013
     Research and development expense ..........      14,999       19,082
     Restructuring expense .....................        --         (1,000)
                                                   ---------     --------
                                                     586,893      654,817
                                                   ---------     --------
Earnings from operations .......................      52,899       52,070
Interest income - affiliates....................       6,368        8,195
Interest income - third parties.................         328          341
Interest expense - affiliates...................        (644)      (1,254)
Interest expense - third parties................      (2,570)      (2,902)
Other--net .....................................       1,394       (2,118)
                                                   ---------     --------
Income before income taxes .....................      57,775       54,332
Provision for income taxes .....................      23,325       25,176
                                                   ---------     --------
Net income .....................................      34,450       29,156
Retained earnings at beginning of period .......     340,665      297,914
Dividends declared on common stock .............     (20,249)    (205,534)
                                                   ---------     --------
Retained earnings at end of period .............   $ 354,866    $ 121,536
                                                   =========    =========

















          See accompanying notes to the combined financial statements.

                   HOWMET CORPORATION AND HOWMET CERCAST GROUP

                        COMBINED STATEMENTS OF CASH FLOWS

              For The Nine Months Ended September 30, 1994 and 1995
                             (Dollars in thousands)

                                   (Unaudited)


                                                                                             1994         1995
Cash flows from operating activities:                                                    ---------    ---------

     Net income ......................................................................   $  34,450    $  29,156
     Adjustments to reconcile net income to net cash provided by operating activities:
          Depreciation and amortization ..............................................      24,153       25,013
          Gain on sale of fixed assets ...............................................      (2,617)         (73)
          Equity in loss of unconsolidated affiliates ................................         337        3,075
     Changes in assets and liabilities:
          Decrease (increase) in accounts receivable .................................       5,906      (29,335)
          Decrease (increase) in inventory ...........................................       8,565       (6,653)
          (Increase) decrease in deferred taxes ......................................      (2,003)       4,221
          Increase (decrease) in accounts payable ....................................       5,084      (14,366)
          (Decrease) increase in accrued liabilities and other liabilities ...........      (7,813)       9,331
          Increase (decrease) in income taxes payable ................................       9,018       (8,370)
          Other--net .................................................................         125        2,862
                                                                                         ---------    ---------
               Net cash provided by operating activities .............................      75,205       14,861
Cash flows from investing activities:
     Proceeds from disposal of fixed assets ..........................................       4,305        3,119
     Payments made for capital expenditures ..........................................     (27,680)     (21,809)
     Acquisition of Turbine Components Corporation ...................................          --       (9,050)
     (Increase) decrease in advances to Howmet's parent ..............................     (27,170)     221,326
     Payments made for investments and other assets ..................................        (283)      (2,355)
                                                                                         ----------    ---------
               Net cash (used in) provided by investment activities ..................     (50,828)     191,231
Cash flows from financing activities:
     Issuance of long-term debt ......................................................       4,089          106
     (Decrease) increase in notes payable ............................................      (5,363)       4,658
     Repayment of long-term debt .....................................................      (4,931)      (9,585)
     Payment of dividends ............................................................     (22,057)    (200,000)
                                                                                         ---------     ---------
               Net cash used in financing activities .................................     (28,262)    (204,821)
                                                                                         ---------     ---------
Effect of exchange rate changes on cash ..............................................         (27)          (6)
                                                                                         ---------     ---------
               Net (decrease) increase in cash .......................................      (3,912)       1,265
Cash and cash equivalents at beginning of period .....................................       6,441        4,962
                                                                                         ---------     ---------
Cash and cash equivalents at end of period ...........................................   $   2,529    $   6,227
                                                                                         =========    =========


Supplemental disclosures of cash flow information: Cash paid during the period for:

       Income taxes..................................................................    $  14,075    $  25,670
       Interest .....................................................................    $   3,128    $   4,338





        See accompanying notes to the combined financial statements.


                   HOWMET CORPORATION AND HOWMET CERCAST GROUP

                 NOTES TO COMBINED INTERIM FINANCIAL STATEMENTS

                             (Dollars in thousands)

                                   (Unaudited)

 1. Basis of Presentation

     The unaudited combined interim financial statements presented herein have been prepared to reflect the combined operations of Howmet Corporation ("Howmet") and Howmet Cercast Group ("Cercast") (collectively, the "Company"), affiliated entities with common ownership and management. The combined interim financial statements have been prepared in conformity with the standards of accounting measurement set forth in Accounting Principles Board Opinion No. 28 and any amendments thereto adopted by the Financial Accounting Standards Board. Also, the combined interim financial statements have been prepared in accordance with the accounting policies stated in the Company's published combined financial statements for the years ended December 31, 1992, 1993 and 1994 and should be read in conjunction with the notes to the combined financial statements appearing in such financial statements.

     In the opinion of management, the unaudited combined interim financial statements reflect all material adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods.


2. Subsequent Event

     On October 12, 1995, Pechiney, Pechiney International S.A., Howmet Cercast S.A. and Blade Acquisition Corp. ("Blade") executed a Stock Purchase Agreement ("SPA") whereby Blade would acquire the outstanding common stock of Pechiney Corporation ("Holdings") (including Howmet and certain affiliates) and Cercast in exchange for approximately $750,000. The acquisition is subject to various terms and conditions outlined in the SPA, including purchase price adjustments and financing arrangements. In August 1995, in connection with the aforementioned acquisition, Howmet declared and paid a dividend of $200,000 to its parent Holdings. The dividend was reflected as a reduction in the "Advances to Howmet's Parent" account.


3. Acquisition

     Effective April 30, 1995, the Company acquired Turbine Components Corporation, a refurbishment operation, in exchange for approximately $9,000 and the assumption of certain liabilities. The acquisition was not significant to the Company's operations.


4. Supplemental Financial Information


     Restructuring

     During the nine month period ended September 30, 1995, the Company cancelled its plan for the closure of the Howmet Dover Alloy Airmelt operation and, accordingly, reversed the related restructuring reserve of $1,000 which had been established as of December 31, 1994.

                 HOWMET CORPORATION AND HOWMET CERCAST GROUP

         NOTES TO COMBINED INTERIM FINANCIAL STATEMENTS--(Continued)

                            (Dollars in thousands)

Inventories

     Inventories at September 30 are as follows:

                                                           1994         1995
                                                        ---------    ---------

Raw materials and supplies ..........................   $  58,926    $  69,376
Work in process and finished goods ..................     102,346      103,585
                                                        ---------    ---------
FIFO inventory ......................................     161,272      172,961
LIFO valuation adjustment ...........................     (82,981)     (93,331)
                                                        ---------    ---------
                                                        $  78,291    $  79,630
                                                        =========    =========



     During the nine months ended September 30, 1995, the Company recorded a LIFO adjustment of approximately $6,400 based on its estimation of year end LIFO inventories. In the nine months ended September 30, 1994, a LIFO adjustment was not effected as historically the Company only recorded such adjustments at year end. The LIFO adjustment for 1994 approximated $3,953 and was recorded at December 31, 1994.


Contingencies

     The Company and its subsidiaries are involved in litigation, administrative proceedings and investigations of various types in several jurisdictions. Additionally, liabilities arising from cleanup costs assoicated with on-site contamination and off-site hazardous waste disposal facilities exist. In particular, the Company has been or may be named a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act or similar state laws at nineteen on-site and off-site locations. Estimated environmental costs are not expected to materially impact the financial position or the results of the Company's operations in future periods. However, environmental clean-up periods are protracted in length and environmental costs in future periods are subject to changes in environmental remediation regulations. Accordingly, should any losses be sustained in excess of provided reserves, they will be charged to income in the future.

                               THIOKOL CORPORATION

                         PRO FORMA FINANCIAL INFORMATION


     In October 1995, Thiokol and The Carlyle Group (Carlyle) formed a jointly owned company, Blade Acquisition Corp. (Blade), in which Carlyle controls 51 percent and Thiokol has a 49 percent minority interest. Thiokol invested $98 million for 49 percent of the voting common stock and $50 million for 100 percent of the 9% paid-in-kind non-voting preferred stock. Thiokol financed its $148 million investment in Blade through $96 million of cash on hand and borrowings of $52 million under existing credit facilities.

     Thiokol accounts for its minority interest in Blade using the equity method.

     As previously described, on December 13, 1995, Blade completed the acquisition of Howmet Corporation and the Howmet Cercast Group for $750 million plus an additional $27.1 million of related fees and expenses. The acquisition was financed by Howmet and included $475.7 million of debt borrowings, a $250 million equity investment from Blade, and a $51.4 million receivable facility. The debt is non-recourse to Blade and its shareholders Thiokol and Carlyle.

     This section contains the unaudited pro forma balance sheet as of September 30, 1995, reflecting Thiokol's investment in Blade and Blade's acquisition of Howmet on that date. The operations of Blade and Howmet Corporation and the Howmet Cercast Group are collectively referred to in the financial statements as Howmet. Also presented are unaudited pro forma statements of income for the three months ended September 30, 1995, and for the year ended June 30, 1995, giving effect to the formation of Blade and its acquisition of Howmet as if they had occurred at the beginning of each period.

     The pro forma statements have been prepared based upon historical unaudited financial statements of Howmet for the periods indicated included elsewhere herein and updated to coincide with Thiokol's fiscal year end and quarter end. The Howmet financial statements were updated by combining results for the six months ended December 31, 1994, and for the six months ended June 30, 1995, to yield results for the year ended June 30, 1995. Howmet results for the three months ended September 30, 1995, were derived from its results for the nine months ended September 30, 1995. The Thiokol historical statement of income for the year ended June 30, 1995, was audited and was the statement used for the Thiokol Corporation 1995 Annual Report to Shareholders. The Thiokol historical statement of income for the three months ended September 30, 1995, is unaudited and is the statement used for the Thiokol Corporation Form 10-Q report for its first quarter ending September 30, 1995.

     The pro forma results in the statements referred to above are not necessarily indicative of the actual operating results that would have occurred had the formation of Blade and the purchase of Howmet been consummated on July 1, 1994, or of future operating results. The pro forma financial statements should be read in conjunction with the consolidated financial statements contained in Thiokol's 1995 Annual Report to Shareholders, Thiokol's Report on Form 10-Q for the quarter ended September 30, 1995, and Howmet's audited financial statements included elsewhere herein. A copy of Thiokol's 1995 Annual Report to Shareholders and its Form 10-Q report for the quarter ended September 30, 1995, may be obtained, upon request, from the Company.

                               THIOKOL CORPORATION
                        UNAUDITED PRO FORMA BALANCE SHEET
                               September 30, 1995
                      (In thousands except per share data)



                                                  Thiokol                  Pro Forma
                                                Corporation   Pro Forma      Balance
                                                 Historical   Adjustments     Sheet
                                                 ----------   -----------    -------

ASSETS
Current Assets

  Cash and cash equivalents ..................   $  74,082    $ (74,082) (1)  $2,000
                                                                  2,000  (2)
  Receivables ................................     180,865                   180,865
  Inventories ................................     134,597                   134,597
  Prepaid expenses ...........................      10,043                    10,043
                                                 ---------    ---------      -------
     Total Current Assets ....................     399,587      (72,082)     327,505

Property, Plant and Equipment.................     291,471                   291,471

Equity investment in Howmet ..................                  148,000 (1)  146,000
                                                                 (2,000)(2)
Costs in excess of net assets of
  businesses acquired, less
  amortization ...............................      28,487                    28,487

Patents and other intangible assets ..........      18,346                    18,346

Other noncurrent assets ......................      41,761                    41,761
                                                 ---------    ----------   ---------
                                                 $ 779,652    $  73,918    $ 853,570
                                                 =========    =========    =========


LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Short-term debt ............................   $  33,655    $  73,918(1) $ 107,573
  Accounts Payable ...........................      34,191                    34,191
  Other liabilities and accrued expenses .....      93,108                    93,108
                                                 ---------    ---------    ---------
    Total Current Liabilities ................     160,954       73,918      234,872

Noncurrent Liabilities
  Long-term debt .............................       2,388                     2,388
  Accrued retiree benefits other than pensions      72,947                    72,947
  Deferred income taxes ......................      26,956                    26,956
  Accrued interest and other .................     101,531                   101,531
                                                 ---------    ---------    ---------
    Total Noncurrent Liabilities .............     203,822                   203,822

 Stockholders' Equity ........................     414,876                   414,876
                                                 ---------    ---------    ---------
                                                 $ 779,652    $  73,918    $ 853,570
                                                 =========    =========    =========




              See explanatory notes for pro forma adjustments


                               THIOKOL CORPORATION
                     UNAUDITED PRO FORMA STATEMENT OF INCOME
                      Three Months Ended September 30, 1995
                      (In thousands except per share data)




                                                                           Thiokol                          Pro Forma
                                                                         Corporation      Pro Forma         Statement
                                                                          Historical      Adjustments       of Income
                                                                          ---------       -----------       ----------

        Net sales .....................................................   $ 222,943                          $ 222,943

        Operating expenses:
            Cost of sales .............................................     180,739                            180,739
            General and administrative ................................      16,916        $    (250)(3)        16,666
            Research and development ..................................       3,182                              3,182
                                                                          ---------        ---------         ---------
                                                                            200,837             (250)          200,587

        Income from operations ........................................      22,106              250            22,356

        Equity income in Howmet .......................................                          696 (4)           696
        Interest income ...............................................         575             (550)(5)            25
        Interest expense ..............................................         701            1,700 (6)         2,401
                                                                          ---------        ---------         ---------

        Income (loss) before income taxes .............................      21,980           (1,304)           20,676

        Income taxes ..................................................       8,792             (800)(7)         7,992
                                                                          ---------        ---------         ---------
        Net income (loss) .............................................   $  13,188        $    (504)        $  12,684
                                                                          =========        =========         =========



        Net income (loss) per share ...................................   $    0.71        $   (0.03)        $    0.68
                                                                          =========        =========         =========






              See explanatory notes for pro forma adjustments



                               THIOKOL CORPORATION
                     UNAUDITED PRO FORMA STATEMENT OF INCOME
                            Year Ended June 30, 1995
                      (In thousands except per share data)



                                                                        Thiokol                      Pro Forma
                                                                      Corporation  Pro Forma         Statement
                                                                       Historical  Adjustments       of Income
                                                                       ---------   -----------       ---------

        Net sales ..................................................   $ 956,812                     $ 956,812

        Operating expenses:
            Cost of sales ..........................................     769,069                       769,069
            General and administrative .............................      71,930    $  (1,000)(3)       70,930
            Research and development ...............................      15,044                        15,044
            Restructuring ..........................................      61,398                        61,398
                                                                       ---------    ---------        ---------
                                                                         917,441       (1,000)         916,441

        Income from operations .....................................      39,371        1,000           40,371

        Equity loss in Howmet ......................................                  (31,380)(4)      (31,380)
        Interest income ............................................      46,213       (2,600)(5)       43,613
        Interest expense ...........................................       9,344        5,900 (6)       15,244
                                                                       ---------    ---------          --------
        Income (loss) before income taxes
            and extraordinary item .................................      76,240      (38,880)          37,360

        Income taxes ...............................................      23,991       (2,963)(7)       21,028
                                                                        --------    ---------         --------

        Income (loss) before extraordinary item ....................      52,249      (35,917)          16,332

        Extraordinary item .........................................      (4,786)                       (4,786)
                                                                        --------    ---------          --------

        Net income (loss) ..........................................    $ 47,463    $ (35,917)        $ 11,546
                                                                        ========    =========          ========


        Net income (loss) per share:
            Income (loss) before extraordinary item.................    $   2.78     $   (1.92)       $    .86
            Extraordinary item .....................................    $  (0.25)                     $  (0.25)
                                                                        --------     ---------         --------
        Net income (loss) per share ................................    $   2.53     $   (1.92)       $    .61
                                                                        =========    =========         ========









                 See explanatory notes for pro forma adjustments

                               THIOKOL CORPORATION

             EXPLANATORY NOTES TO PRO FORMA ADJUSTMENTS (UNAUDITED)



(1) Cash Paid and debt issued to finance Thiokol's 49% common stock minority interest in Howmet ($98 million) and 9% pay-in-kind non-voting preferred stock interest in Howmet ($50 million). See note 9 below.

(2) Transaction fee paid to Thiokol by Howmet for services performed in connection with the acquisition. The fee was recorded as a reduction of the equity investment in Howmet.

(3) Fee paid to Thiokol from Howmet for certain management and consulting services

(4) Recognition under the equity method of Thiokol's 49% minority interest in Howmet's after-tax net income (loss) for the respective period. See note 8 below.

(5) Reduction of interest income due to the reduction of cash and cash equivalents used to finance the investment in Howmet.

(6) Increase in interest expense resulting from the issuance of debt to finance the investment in Howmet.

(7)  Adjustment to income taxes based on pro forma net income.

(8) Reconciliation of Howmet historical net income (loss) to Thiokol's equity income (loss):



(Dollars in thousands)
                                                                                               Three        Twelve
                                                                                               Months       Months
                                                                                               Ended        Ended
                                                                                               Sept 30      June 30
                                                                                               1995         1995
                                                                                               -------      --------

Howmet historical net income (loss) ...........................................                $  10,400    $(27,800)

Pro forma adjustments
     Depreciation and amortization expense increase from write-up of assets and goodwill.....     (5,870)    (22,790)
     Interest and other financing expense increase from debt increase........................    (13,490)    (59,250)

     Other ..................................................................................      3,640      (4,700)
     Income tax benefit purchase accounting adjustments......................................      5,570      45,816
                                                                                                  --------    --------
     Pro forma income (loss) ................................................................        250     (68,724)
     Preferred stock dividend required by preferred stock agreement..........................     (1,125)     (4,500)
                                                                                                  --------   --------
Pro forma loss available to common stockholders
                                                                                                      (875)   (73,224)
     Thiokol interest (49%) .................................................................       x  .49    x   .49
                                                                                                    --------   --------
Net loss on Thiokol common stock investment .................................................          (429)  (35,880)
Preferred stock dividend payable to Thiokol per stock agreement..............................         1,125     4,500
                                                                                                    --------    --------
Thiokol equity income (loss) from Howmet ....................................................       $   696  $(31,380)
                                                                                                     =======  =========

                               THIOKOL CORPORATION

(9) Reconciliation of Howmet historical stockholders' equity to Thiokol's equity investment at September 30, 1995:



(Dollars in Thousands)

Howmet historical stockholders' equity ..........................................   $ 217,200

Pro forma adjustments:
    Sale of accounts receivable under the receivables facility (1)...............     (51,900)
    Revaluation of inventories to estimated fair value (2).......................      93,300
    Revaluation of property, plant and equipment to estimated fair value (2).....     100,300
    Estimated fair value of patents and technology (2)...........................     142,400
    Additional goodwill resulting from the acquisition ..........................     266,300
    Borrowings to finance the acquisition .......................................    (475,700)
    Deferred taxes related to purchase allocation ...............................     (98,500)
    Eliminate accounts retained by seller .......................................      59,100
    Other adjustments ...........................................................      (2,500)
    Preferred stock issued (3)...................................................     (50,000)
                                                                                    ---------
Howmet pro forma stockholders' equity ...........................................   $ 200,000


Reconciliation to Thiokols' Equity Investment in Howmet:

Howmet  pro forma stockholders' equity ..........................................   $ 200,000
    Thiokol interest (49%)
                                                                                    x     .49
                                                                                    ---------
                                                                                       98,000
Preferred stock .................................................................      50,000
Less acquisition transaction fee ................................................      (2,000)
                                                                                    ---------
Equity investment in Howmet .....................................................   $ 146,000
                                                                                    =========


1. The Company's sale of accounts receivable reflects the use of accounts receivable as part of a securitized accounts receivable financing facilitiy used to finance working capital neeeds of the Company.

2. As part of the acquisition process, the Company hired a third party to evaluate the value of the assets of the Corporation. The assets were revalued to fair value accordingly.

3. The preferred stock reflects the nonvoting paid-in-kind preferred stock issued to Thiokol Holding Co., a wholly owned subsidiary of Thiokol.



                                                                (Exhibit 23)


                       Consent of Independent Accountants
                       ----------------------------------


     We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-18630, 33-2921, 33-10316, 2-76672, 2-90885, 33-64082 and 33-38322) and Form S-14 (No. 2-78968) of
Thiokol Corporation of our report dated October 27, 1995 relating to the combined financial statements of Howmet Cercest Group, which appears in the Amended Report on Form 8-KA of Thiokol Corporation dated July 29, 1996.



/s/ Price Waterhouse LLP
- ---------------------------------
PRICE WATERHOUSE LLP

Stamford, CT
July 29, 1996